Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-207633

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Floating Rate Notes due 2020	$700,000,000	100.000%	$700,000,000	$81,130
Floating Rate Notes due 2022	$800,000,000	100.000%	$800,000,000	$92,720
1.850% Senior Notes due 2020	$1,000,000,000	99.962%	$999,620,000	$115,856
2.350% Senior Notes due 2022	$750,000,000	99.939%	$749,542,500	$86,872
2.875% Senior Notes due 2024	$1,250,000,000	99.975%	$1,249,687,500	$144,839
3.150% Senior Notes due 2027	$1,000,000,000	99.668%	$996,680,000	$115,515
4.100% Senior Notes due 2047	$1,000,000,000	99.419%	$994,190,000	$115,227

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The total registration fee due for this offering is $752,159.
(2)	Paid herewith.

Prospectus Supplement

(To Prospectus dated October 28, 2015)

$6,500,000,000

$700,000,000 Floating Rate Senior Notes due 2020

$800,000,000 Floating Rate Senior Notes due 2022

$1,000,000,000 1.850% Senior Notes due 2020

$750,000,000 2.350% Senior Notes due 2022

$1,250,000,000 2.875% Senior Notes due 2024

$1,000,000,000 3.150% Senior Notes due 2027

$1,000,000,000 4.100% Senior Notes due 2047

We are offering $700,000,000 of Floating Rate Senior Notes due 2020 (the “2020 floating rate notes”), $800,000,000 of Floating Rate Senior Notes due 2022 (the “2022 floating rate notes” and, together with the 2020 floating rate notes, the “floating rate notes”), $1,000,000,000 of 1.850% Senior Notes due 2020 (the “2020 fixed rate notes”), $750,000,000 of 2.350% Senior Notes due 2022 (the “2022 fixed rate notes”), $1,250,000,000 of 2.875% Senior Notes due 2024 (the “2024 fixed rate notes”), $1,000,000,000 of 3.150% Senior Notes due 2027 (the “2027 fixed rate notes”), and $1,000,000,000 of 4.100% Senior Notes due 2047 (the “2047 fixed rate notes” and, together with the 2020 fixed rate notes, the 2022 fixed rate notes, the 2024 fixed rate notes and the 2027 fixed rate notes, the “fixed rate notes”). We refer to the floating rate notes and the fixed rate notes together as the “notes.”

The 2020 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus 0.08% and will mature on May 11, 2020. The 2022 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus 0.35% and will mature on May 11, 2022. We will pay interest on the floating rate notes quarterly on February 11, May 11, August 11 and November 11 of each year, beginning on August 11, 2017.

The 2020 fixed rate notes will bear interest at a rate of 1.850% per annum, and will mature on May 11, 2020. The 2022 fixed rate notes will bear interest at a rate of 2.350% per annum and will mature on May 11, 2022. The 2024 fixed rate notes will bear interest at a rate of 2.875% per annum and will mature on May 11, 2024. The 2027 fixed rate notes will bear interest at a rate of 3.150% per annum and will mature on May 11, 2027. The 2047 fixed rate notes will bear interest at a rate of 4.100% per annum and will mature on May 11, 2047. We will pay interest on the fixed rate notes semi-annually on May 11 and November 11 of each year, beginning on November 11, 2017

We may redeem some or all of the fixed rate notes at any time or from time to time at the redemption prices set forth under the heading “Description of Notes—Optional Redemption” in this prospectus supplement. The floating rate notes will not be redeemable.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness. There is no sinking fund for the notes. Each series of notes is a new issue of securities with no established trading market. The notes are not and will not be listed on any securities exchange.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Public Offering Price (1)		Underwriting Discounts		Proceeds to Intel, Before Expenses (2)
	Per Note	Total	Per Note	Total	Per Note	Total
2020 Floating Rate Notes	100.000%	$700,000,000	0.10%	$700,000	99.900%	$699,300,000
2022 Floating Rate Notes	100.000%	$800,000,000	0.12%	$960,000	99.880%	$799,040,000
2020 Fixed Rate Notes	99.962%	$999,620,000	0.10%	$1,000,000	99.862%	$998,620,000
2022 Fixed Rate Notes	99.939%	$749,542,500	0.12%	$900,000	99.819%	$748,642,500
2024 Fixed Rate Notes	99.975%	$1,249,687,500	0.15%	$1,875,000	99.825%	$1,247,812,500
2027 Fixed Rate Notes	99.668%	$996,680,000	0.20%	$2,000,000	99.468%	$994,680,000
2047 Fixed Rate Notes	99.419%	$994,190,000	0.40%	$4,000,000	99.019%	$990,190,000

(1)	The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from May 11, 2017.
(2)	The underwriters have agreed to reimburse us for certain of our expenses. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V. as operator of the Euroclear System, on or about May 11, 2017. See “Underwriting.”

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley	Citigroup

Co-Managers

Blaylock Van, LLC	Ramirez & Co., Inc.

May 8, 2017

PROSPECTUS SUPPLEMENT

S-i

We have not, and the underwriters have not, authorized anyone to provide you any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or required by the context, as used in this prospectus supplement, the terms “we,” “our,” “us” and “Intel” refer to Intel Corporation and its consolidated subsidiaries.

References herein to “$” and “dollars” are to the currency of the United States. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of the debt securities we may offer in the accompanying prospectus is different from the description of this offering of the notes in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus described under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

You should not consider any information in this prospectus supplement, the accompanying prospectus or any free writing prospectus to which we have referred you to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and information statements and amendments to reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

S-ii

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Intel Corporation and the notes offered by this prospectus supplement, reference is hereby made to the registration statement. The registration statement, including the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth above or may be obtained at the SEC’s website set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

S-iii

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 17, 2017 (including the portions of our Definitive Proxy Statement on Schedule 14A that we incorporate by reference in such Annual Report, filed with the SEC on April 6, 2017);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2017, filed with the SEC on April 27, 2017; and

•	Our Current Reports on Form 8-K, filed with the SEC on March 6, 2017, March 13, 2017, March 23, 2017 and May 3, 2017.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering will be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such reports and other documents. However, we are not incorporating by reference (i) any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items, including information furnished under items 2.02 or 7.01 of Form 8-K, or (ii) any Form SD, unless, in either case, otherwise specified in such current report, or in such form or in a particular prospectus supplement.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them from our Investor Relations department, at the following address:

Investor Relations Manager

2200 Mission College Blvd.

M/S RNB4-131

Santa Clara, CA 95054

(800) 628-8688

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including our consolidated condensed financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 17, 2017, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended April 1, 2017, filed with the SEC on April 27, 2017, and in the documents that we subsequently file with the SEC as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Intel Corporation

We are a world leader in the design and manufacturing of essential products and technologies that power the cloud and an increasingly smart, connected world. Intel delivers computer, networking, and communications platforms to a broad set of customers, including original equipment manufacturers (OEMs), original design manufacturers (ODMs), cloud and communications service providers, as well as industrial, communications and automotive equipment manufacturers. We are expanding the boundaries of technology through our relentless pursuit of Moore’s Law and computing breakthroughs that make amazing experiences possible.

We were incorporated in California in 1968 and reincorporated in Delaware in 1989. Our principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California 95054-1549, (408) 765-8080, and our Internet website address is www.intel.com. Information on or accessible through our Internet website is not a part of this prospectus supplement or the accompanying prospectus.

Intel, the Intel logo, Intel Atom, Celeron, Celeron Inside, Intel Core, Intel Inside, the Intel Inside logo, Itanium, Pentium, Pentium Inside, Quark, Intel RealSense, True Key, Thunderbolt, Xeon, Intel Xeon Phi, 3D XPoint, and Ultrabook are trademarks of Intel Corporation in the U.S. and/or other countries. All other trademarks, trade names and service marks appearing in this prospectus supplement or the documents incorporated by reference herein are the property of their respective holders.

The Offering

Issuer	Intel Corporation

Securities Offered

$700,000,000 aggregate principal amount of 2020 floating rate notes;

$800,000,000 aggregate principal amount of 2022 floating rate notes;

$1,000,000,000 aggregate principal amount of 2020 fixed rate notes;

$750,000,000 aggregate principal amount of 2022 fixed rate notes;

$1,250,000,000 aggregate principal amount of 2024 fixed rate notes;

$1,000,000,000 aggregate principal amount of 2027 fixed rate notes; and

$1,000,000,000 aggregate principal amount of 2047 fixed rate notes.

Maturity Date

May 11, 2020 for the 2020 floating rate notes;

May 11, 2022 for the 2022 floating rate notes;

May 11, 2020 for the 2020 fixed rate notes;

May 11, 2022 for the 2022 fixed rate notes;

May 11, 2024 for the 2024 fixed rate notes;

May 11, 2027 for the 2027 fixed rate notes; and

May 11, 2047 for the 2047 fixed rate notes.

Interest Rate

Three-month LIBOR plus 0.08% per annum for the 2020 floating rate notes;

Three-month LIBOR plus 0.35% per annum for the 2022 floating rate notes;

1.850% per annum for the 2020 fixed rate notes;

2.350% per annum for the 2022 fixed rate notes;

2.875% per annum for the 2024 fixed rate notes;

3.150% per annum for the 2027 fixed rate notes; and

4.100% per annum for the 2047 fixed rate notes.

The interest rate for the floating rate notes will be determined on the second London business day immediately preceding the first day of the applicable interest period. The interest rate for the 2020 floating rate notes for the initial interest period will be three-month LIBOR plus 0.08%, determined on the second London business day immediately preceding the scheduled closing date. The interest rate for the 2022 floating rate notes for the initial interest period will be three-month LIBOR plus 0.35%, determined on the second London business day immediately preceding the scheduled closing date.

Interest Payment Dates

Interest on the floating rate notes will be paid quarterly in arrears on February 11, May 11, August 11 and November 11 of each year, beginning on August 11, 2017.

Interest on the fixed rates notes will be paid semi-annually in arrears on May 11 and November 11 of each year, beginning on November 11, 2017.

Ranking	The notes are unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding.

Optional Redemption	We may redeem the fixed rate notes, in whole or in part, at any time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement. The floating rate notes will not be redeemable.

Use of Proceeds	We expect to receive net proceeds of $6.48 billion from the sale of the notes offered hereby, before expenses but after deducting the underwriting discount. We intend to use the net proceeds from the offering for general corporate purposes, which may include refinancing of outstanding debt or share repurchases.

Further Issuances	We may from time to time, without notice to or the consent of the holders of any series of notes, create and issue further notes ranking equally and ratably with such series of notes in all respects, or in all respects (except for the issue date, the offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided, that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. Any further notes will have the same terms as to status, redemption or otherwise as the notes.

Form of Notes	We will issue the notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), as described under “Description of Notes—Book-Entry; Delivery and Form; Global Notes” in this prospectus supplement.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as the other information contained or incorporated herein by reference, before investing in any of the notes offered hereby.

Governing Law	The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements include all statements other than statements of historical facts contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein. Words such as “expects,” “goals,” “plans,” “believes,” “continues,” “may,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements could be affected by the uncertainties and risk factors described throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Our actual results may differ materially, and these forward-looking statements do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that had not been completed as of the date of this prospectus supplement. Any of the following factors may impact our achievement of results.

•	Demand for our products is highly variable and could be different from expectations due to factors including changes in business and economic conditions; consumer confidence or income levels; the introduction, availability and market acceptance of our products, products used together with our products and competitors’ products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•	Our gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of our product introductions and related expenses, including marketing expenses, and our ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

•	Our results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where we, our customers or our suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates, sanctions and tariffs, and the United Kingdom referendum to withdraw from the European Union. Results may also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations which could be changed without prior notice.

•	We operate in highly competitive industries and our operations have high costs that are either fixed or difficult to reduce in the short term.

•	Our expected tax rate is based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•	Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments, interest rates, cash balances, and changes in fair value of derivative instruments.

•	Product defects or errata (deviations from published specifications) may adversely impact our expenses, revenues and reputation.

•	Our results may be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting our ability to design our products or requiring other remedies such as compulsory licensing of intellectual property.

•	Our results may be affected by factors that could cause the implementation of, and expected results from, the restructuring plan announced on April 19, 2016 to differ from Intel’s expectations. A detailed description of risks associated with the restructuring plan and factors that could cause actual results of the restructuring plan to differ is set forth in the “Forward Looking Statements” paragraph included in Item 2.05 of our Current Report on Form 8-K filed on April 19, 2016.

•	Our results may be affected by the timing of closing of acquisitions, divestitures and other significant transactions. In addition, risks associated with our planned acquisition of Mobileye N.V. are described in the “Forward Looking Statements” section of Intel’s press release entitled “Intel to Acquire Mobileye; Combining Technology and Talent to Accelerate the Future of Autonomous Driving” filed as exhibit 99.1 to our Current Report on Form 8-K filed on March 13, 2017, which is incorporated by reference in this prospectus supplement.

•	Our results may be affected by the other risks, uncertainties and assumptions included in our periodic reports and in other documents that we file with the SEC.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would affect our business. In light of these factors, the forward-looking events and circumstances discussed in this prospectus supplement or the accompanying prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. These statements are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” in this prospectus supplement.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended April 1, 2017, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

In addition to the risks relating to us described in our reports described above and any subsequent filings, the following are additional risks relating to an investment in the notes.

The notes are structurally subordinated to the liabilities of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with other senior unsecured indebtedness, including senior unsecured guarantees of indebtedness such as our guarantee of certain senior notes issued by Altera. The indenture governing the notes permits us and our subsidiaries to incur additional debt, including secured debt. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and the previously issued notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could structurally rank senior to the notes;

•	limit our ability to incur secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness, or to engage in sale/leaseback transactions;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes;

•	restrict our ability to enter into highly leveraged transactions; or

•	require us to repurchase the notes in the event of a change in control.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. Because the covenants are limited, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

The major debt rating agencies routinely evaluate our debt. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

Active trading markets for the notes may not develop; the market prices of the notes may be volatile.

There is no existing market for any series of the notes and we will not apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that trading markets for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes, the market for similar securities and the financial markets generally. The market prices of the floating rate notes will be influenced by the three-month LIBOR rate, volatility in that rate and events that affect LIBOR rates generally. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the fixed rate notes; and

•	the level, direction and volatility of market interest rates generally.

Optional redemption may adversely affect your return on the fixed rate notes.

We have the right to redeem some or all of the fixed rate notes prior to maturity. We may redeem these notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the fixed rate notes.

The amount of interest payable on the floating rate notes is set only once per quarter based on the three-month LIBOR rate on the interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month LIBOR rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR rate are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR rate is not an indication that the three-month LIBOR rate is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of the three-month LIBOR rate as an indication of its future performance. You should further note that although the actual three-month LIBOR rate on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR rate on the applicable interest determination date, you will not benefit from the three-month LIBOR rate at any time other than on the interest determination date for such interest period. As a result, changes in the three-month LIBOR rate may not result in a comparable change in the market value of the floating rate notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	Three Months Ended		Years Ended
	April 1, 2017	April 2, 2016	Dec 31, 2016	Dec 26, 2015	Dec 27, 2014	Dec 28, 2013	Dec 29, 2012
Ratio of earnings to fixed charges	18x	12x	15x	24x	33x	25x	42x

The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes payable plus fixed charges by (ii) fixed charges. Our fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor and interest expense on indebtedness.

USE OF PROCEEDS

We expect to receive net proceeds of $6.48 billion from the sale of the notes offered hereby, before expenses but after deducting the underwriting discount. We intend to use the net proceeds from the offering of the notes for general corporate purposes, which may include refinancing of outstanding debt or share repurchases. Pending the final application of the net proceeds from the offering, we may invest such net proceeds in cash, cash equivalents, investment grade securities or other marketable securities and short-term instruments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term investments, trading assets, other long-term investments and total capitalization on a consolidated basis as of April 1, 2017:

•	on an actual basis; and

•	on an as adjusted basis to reflect:

•	the issuance of $6,500,000,000 of notes offered hereby; and

•	the receipt of the net proceeds (after deducting the underwriting discount and net expenses payable by us) from the issuance of the notes offered hereby.

You should read the following table along with our financial statements and the accompanying notes to those statements, together with management’s discussion and analysis of financial condition and results of operations, contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of April 1, 2017
	Actual	As Adjusted
	(in millions except par value and footnotes) (unaudited)
Cash and cash equivalents	$4,934	$11,418
Short-term investments	3,058	3,058
Trading assets	9,303	9,303
Other long-term investments	5,149	5,149

Total cash and cash equivalents, short-term investments, trading assets and other long-term investments	$22,444	$28,928

Long-term debt, including current maturities(1):
1.70% 2016 senior notes due 2021	$499	$499
2.60% 2016 senior notes due 2026	981	981
4.10% 2016 senior notes due 2046	1,243	1,243
1.75% Altera senior notes due 2017(2)	500	500
2.50% Altera senior notes due 2018	603	603
4.10% Altera senior notes due 2023	423	423
4.70% 2015 senior notes due 2045	897	897
3.25% 2015 AUD denominated senior notes due 2019	192	192
4.00% 2015 AUD denominated senior notes due 2022	421	421
4.90% 2015 senior notes due August 2045	995	995
2.45% 2015 senior notes due 2020	1,749	1,749
3.10% 2015 senior notes due 2022	985	985
3.70% 2015 senior notes due 2025	2,145	2,145
4.90% 2015 senior notes due July 2045	1,999	1,999
1.35% 2012 senior notes due 2017(3)	2,999	2,999
2.70% 2012 senior notes due 2022	1,476	1,476
4.00% 2012 senior notes due 2032	745	745
4.25% 2012 senior notes due 2042	924	924
3.30% 2011 senior notes due 2021	1,983	1,983
4.80% 2011 senior notes due 2041	1,491	1,491
3.25% 2009 junior subordinated convertible debentures due 2039(4)	1,122	1,122

	As of April 1, 2017
	Actual	As Adjusted
	(in millions except par value and footnotes) (unaudited)
2.95% 2005 junior subordinated convertible debentures due 2035(4)	996	996
Floating rate senior notes due 2020 offered hereby	—	700
Floating rate senior notes due 2022 offered hereby	—	800
1.850% senior notes due 2020 offered hereby	—	1,000
2.350% senior notes due 2022 offered hereby	—	750
2.875% senior notes due 2024 offered hereby	—	1,250
3.150% senior notes due 2027 offered hereby	—	997
4.100% senior notes due 2047 offered hereby	—	994

Total long-term debt(5)	$25,368	$31,859
Temporary equity(4)	878	878
Stockholders’ equity:
Preferred stock, $0.001 par value, 50 authorized, none outstanding, actual and as adjusted	—	—
Common stock and capital in excess of par value, 4,709 shares issued and outstanding, $0.001 par value, 10,000 shares authorized, actual and as adjusted(6)	$25,890	$25,890
Accumulated other comprehensive income (loss)	863	863
Retained earnings	40,091	40,091

Total stockholders’ equity	$66,844	$66,844

Total capitalization	$93,090	$99,581

(1)	The total principal amount for long-term debt, including current maturities, is $27,024 million as of April 1, 2017 and $33,524 million on an as adjusted basis. This amount includes $577 million related to the AUD denominated notes where we entered into currency interest rate swaps to hedge the principal amount, which effectively converted these notes to U.S. dollar denominated notes.

(2)	The 1.75% Altera senior notes due 2017 mature on May 15, 2017.

(3)	The 1.35% 2012 senior notes due 2017 mature on December 15, 2017. A portion of the proceeds from our senior notes issued in 2016 will be used to repay $1,239 million in principal of the 1.35% 2012 senior notes due 2017 at maturity.

(4)	The amounts for our 3.25% junior subordinated convertible debentures due 2039 (the “2009 debentures”) and 2.95% junior subordinated convertible debentures due 2035 (the “2005 debentures”) exclude the amount allocated to equity upon issuance, and the amounts for the notes offered hereby reflect the aggregate public offering price of each series. The excess of the amount of cash payable if converted over the carrying amount of the 2009 debentures has been classified as temporary equity on our consolidated balance sheet as the debentures are convertible at the option of the holders during the second quarter of 2017. In future periods, if the closing stock price conversion right condition is no longer met, all outstanding 2009 debentures would be reclassified to long-term debt and the temporary equity would be reclassified to stockholders’ equity. As of April 1, 2017, the aggregate principal amount outstanding of our convertible debentures was $3.6 billion.

(5)	The total long-term debt amount as of April 1, 2017 does not include adjustments for debt issuance costs.

(6)	Excludes (i) 108.7 million shares issuable upon vesting of unvested restricted stock units as of April 1, 2017, (ii) 210 million and 157 million additional shares authorized for issuance as of April 1, 2017 under our 2006 Equity Incentive Plan and 2006 Stock Purchase Plan, respectively and (iii) shares issuable upon conversion of our 2005 debentures and shares issuable upon conversion of our 2009 debentures.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of the debt securities in the accompanying prospectus.

We will issue the notes as separate series of debt securities as defined in the accompanying prospectus. The following description of the terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. The notes are to be issued under an indenture, dated as of March 29, 2006, between us and Citibank, N.A., as trustee, as supplemented by the first supplemental indenture, dated as of December 3, 2007, between us and Wells Fargo Bank, National Association, as successor trustee (the “base indenture”) and a supplemental indenture to be dated as of the date the notes are issued (together with the base indenture, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. You may request a copy of the indenture from us as set forth in “Information Incorporated by Reference” in this prospectus supplement. We urge you to read the indenture (including the form of senior note contained therein) because it, and not this description, defines your rights as a holder of the notes. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Intel Corporation and not to its subsidiaries.

General

The notes will be issued in seven series. We will initially issue a total of $700,000,000 of Floating Rate Senior Notes that will mature on May 11, 2020 (the “2020 floating rate notes”), $800,000,000 of Floating Rate Senior Notes that will mature on May 11, 2022 (the “2022 floating rate notes” and, together with the 2020 floating rate notes, the “floating rate notes”), $1,000,000,000 of 1.850% Senior Notes due May 11, 2020 (the “2020 fixed rate notes”), $750,000,000 of 2.350% Senior Notes that will mature on May 11, 2022 (the “2022 fixed rate notes”), $1,250,000,000 of 2.875% Senior Notes that will mature on May 11, 2024 (the “2024 fixed rate notes”), $1,000,000,000 of 3.150% Senior Notes that will mature on May 11, 2027 (the “2027 fixed rate notes”) and $1,000,000,000 of 4.100% Senior Notes that will mature on May 11, 2047 (the “2047 fixed rate notes” and, together with the 2020 fixed rate notes, the 2022 fixed rate notes, the 2024 fixed rate notes and the 2027 fixed rate notes, the “fixed rate notes”). We refer to the floating rate notes and the fixed rate notes together as the “notes.” We may issue additional notes of any series as described under “—Further Issuances.”

We may redeem the fixed rate notes, in whole or in part, at any time at our option as described under “—Optional Redemption” below.

The notes of each series will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The term “business day” when used with respect to any note means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York (or such other place of payment as may be subsequently specified by us) are authorized or required by law or executive order to close.

The notes will not be subject to any sinking fund.

We may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Ranking

The notes will be our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our unsecured and unsubordinated obligations. However, the notes are structurally subordinated to the liabilities of our subsidiaries and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries.

As of April 1, 2017, we had $25.4 billion of long-term indebtedness outstanding, none of which was secured and $2.1 billion of which was subordinated. After giving effect to this offering, we would have had $31.9 billion of long-term indebtedness outstanding as of April 1, 2017.

The 2020 floating rate notes will be initially limited in aggregate principal amount to $700,000,000 and will mature on May 11, 2020. The 2022 floating rate notes will be initially limited in aggregate principal amount to $800,000,000 and will mature on May 11, 2022. The 2020 fixed rate notes will be initially limited in aggregate principal amount to $1,000,000,000 and will mature on May 11, 2020, the 2022 fixed rate notes will be initially limited in aggregate principal amount to $750,000,000 and will mature on May 11, 2022, the 2024 fixed rate notes will be initially limited in aggregate principal amount to $1,250,000,000 and will mature on May 11, 2024, the 2027 fixed rate notes will be initially limited in aggregate principal amount to $1,000,000,000 and will mature on May 11, 2027, and the 2047 fixed rate notes will be initially limited in aggregate principal amount to $1,000,000,000 and will mature on May 11, 2047, in each case unless earlier redeemed.

Floating Rate Notes

We will pay interest on the floating rate notes quarterly in arrears on February 11, May 11, August 11 and November 11 of each year, beginning on August 11, 2017. Interest on the floating rate notes will accrue from May 11, 2017 and will be paid to the record holders at the close of business on the business day preceding the interest payment date.

The floating rate notes will bear interest for each interest period at a rate calculated by the calculation agent (or its successor). The interest rate on the 2020 floating rate notes for a particular interest period will be a rate equal to three-month LIBOR on the interest determination date plus 0.08% per annum. The interest rate on the 2022 floating rate notes for a particular interest period will be a rate equal to three-month LIBOR on the interest determination date plus 0.35% per annum. The interest determination date for an interest period will be the second London business day preceding the first day of such interest period.

Promptly upon calculation, the calculation agent will inform us of the interest rate for the next interest period. The interest rate for the 2020 floating rate notes for the initial interest period will be three-month LIBOR plus 0.08% per annum, determined on the second London business day immediately preceding the scheduled closing date, which is May 11, 2017. The interest rate for the 2022 floating rate notes for the initial interest period will be three-month LIBOR plus 0.35% per annum, determined on the second London business day immediately preceding the scheduled closing date, which is May 11, 2017. Interest will be computed on the basis of a 360-day year and the actual number of days that have elapsed in the applicable interest period.

If an interest payment date for the floating rate notes falls on a day that is not a business day, the interest payment date shall be postponed to the next succeeding business day unless such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, as such rate appears on the Reuters Page LIBOR 01 (or on such other page as may replace Reuters Page LIBOR 01 on that service, or such other service or services as may be nominated for the purpose of displaying London interbank offered rates for U.S. dollar deposits by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating LIBOR in the event IBA or its successor no longer does so), as of approximately 11:00 a.m., London time, on such interest determination date. If three-month LIBOR does not appear on either of the pages described above, the three-month LIBOR, in respect of such interest determination date, will be determined as follows: the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by us (after consultation with the calculation agent), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months for the applicable interest period to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then the three-month LIBOR on such interest determination date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then the three-month LIBOR on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date by three major reference banks in New York City selected by us (after consultation with the calculation agent) for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks selected by us (after consultation with the calculation agent) are not providing quotations in the manner described by this sentence, the three-month LIBOR determined as of such interest determination date will be the three-month LIBOR in effect prior to such interest determination date.

All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 3.876545% (or .03876545) would be rounded to 3.87655% (or .0387655)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the floating rate notes by the calculation agent will (in the absence of manifest error) be final and binding on the holders of the floating rate notes and us.

A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Upon written request from any holder of floating rate notes, the calculation agent will provide the interest rate in effect on such floating rate notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period. The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

If any payment date for a floating rate note (other than an interest payment date) falls on a day that is not a business day, the required payment will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that payment date to the date of that payment on the next succeeding business day. Unless we default on a payment, no interest will accrue for that period from and after the applicable payment date.

Fixed Rate Notes

Interest on the fixed rate notes will accrue from May 11, 2017 at the rate of 1.850% per annum for the 2020 fixed rate notes, 2.350% per annum for the 2022 fixed rate notes, 2.875% for the 2024 fixed rate notes, 3.150% per annum for the 2027 fixed rate notes and 4.100% per annum for the 2047 fixed rate notes, payable semi-annually in arrears on May 11 and November 11 of each year, beginning on November 11, 2017. Interest on the fixed rate notes will be paid to the person in whose name that note is registered at the close of business on April 27 or October 28, as the case may be, immediately preceding the relevant interest payment date. Interest on the fixed rate notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest or other payment date of a fixed rate note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. Unless we default on a payment, no interest will accrue for that period from and after the applicable interest payment date, maturity date or redemption date.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency we maintain for such purpose (which initially will be the corporate trust office of the trustee located at 600 South 4th Street, Minneapolis, MN 55415, Attention: Bondholder Communications). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (1) check mailed directly to holders at their registered addresses or (2) upon request of any holder of at least $1 million principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption during a period of 15 days before the electronic delivery or mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

Subject to applicable escheat laws, all amounts of principal and of premium, if any, and interest on the notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us upon our request, and the holders of such notes will thereafter look solely to us for payment.

Optional Redemption

The floating rate notes are not redeemable.

We may redeem the fixed rate notes of each series at our option at any time, either in whole or in part. If we elect to redeem one or more series of fixed rate notes prior to the Applicable Par Call Date (or, in the case of the 2020 fixed rate notes, prior to the maturity date), we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed; or

•	the sum, as determined by the Independent Investment Banker based on the Reference Treasury Dealer Quotations (as defined below), of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 5 basis points for the 2020 fixed rate notes, 10 basis points for the 2022 fixed rate notes, 12.5 basis points for the 2024 fixed rate notes, 15 basis points for the 2027 fixed rate notes and 20 basis points for the 2047 fixed rate notes.

If we elect to redeem the fixed rate notes (other than the 2020 fixed rate notes) on or after the Applicable Par Call Date, we will pay a redemption price equal to 100% of the principal amount of the fixed rate notes being redeemed plus accrued and unpaid interest theron to, but not including, the redemption date.

Notwithstanding the foregoing, installments of interest on fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant regular record date according to the notes and the indenture, subject to DTC’s applicable procedures.

The following terms are relevant to the determination of the redemption price.

“Applicable Par Call Date” means:

•	with respect to the 2022 fixed rate notes, April 11, 2022 (one month prior to the maturity date of such notes),

•	with respect to the 2024 fixed rate notes, March 11, 2024 (two months prior to the maturity date of such notes),

•	with respect to the 2027 fixed rate notes, February 11, 2027 (three months prior to the maturity date of such notes), and

•	with respect to the 2047 fixed rate notes, November 11, 2046 (six months prior to the maturity date of such notes).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, and each of their respective successors; provided, however, that if either of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we will substitute another primary treasury dealer and (2) any other primary treasury dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day immediately preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, we will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Notice of any redemption of the fixed rate notes (other than the 2020 fixed rate notes) prior to the Applicable Par Call Date will be electronically delivered or mailed at least 30 days but not more than 60 days before the redemption date to each holder of the fixed rate notes to be redeemed. Notice of any redemption of the fixed rate notes on or after the Applicable Par Call Date (or, in the case of the 2020 fixed rate notes, prior to the maturity date) will be electronically delivered or mailed at least 15 days but not more than 60 days before the redemption date to each holder of the fixed rate notes to be redeemed. In the event that we choose to redeem less than all of the fixed rate notes of a series, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate and, in the case of global notes, in accordance with DTC’s applicable procedures. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of a series having the same terms as, and ranking equally and ratably with, the applicable series of notes in all respects (except for the issue date, the offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.

Events of Default

Each of the following is an “event of default” under the indenture for a series of notes:

(1)	a failure to pay principal of or premium, if any, on any note of such series, when due at its stated maturity date, upon optional redemption or otherwise;

(2)	a failure to pay interest on any note of such series, for 30 days after the date payment is due and payable;

(3)	a failure by us to comply with any covenant or agreement in the indenture for 90 days after written notice; and

(4)	the occurrence of various events of bankruptcy, insolvency or reorganization involving us as provided in the indenture.

If an event of default with respect to a series of notes occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series, may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on the applicable notes. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us, the principal of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes. At any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to such notes, have been cured or waived as provided in the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of such series also have the right to waive past defaults, other than the non-payment of principal of or premium or interest, if any, on any such outstanding note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the applicable notes.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any loss, cost, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such notes.

No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to such series of notes;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made written request, and offered indemnity satisfactory to the trustee against the costs, losses, expenses and liabilities to be incurred in compliance with such request, to institute the proceeding as trustee; and

•	the trustee has not instituted the proceeding, has not received from the holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with that request and has failed to institute the proceeding within the preceding 60 days.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of such payment.

The trustee will, within 90 days after any default occurs of which it has actual knowledge, give notice of the default to the holders of the notes of that series, unless the default has been already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders of such notes.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

We and the trustee may execute a supplemental indenture without the consent of the holders of the notes in order to:

•	cure ambiguities, omissions, defects or inconsistencies as evidenced by an officer’s certificate;

•	make any change that would provide any additional rights or benefits to the holders of the notes of a series;

•	provide for or add guarantors with respect to the notes of any series;

•	secure the notes of any series;

•	provide for uncertificated notes of any series in addition to or in place of certificated notes of the applicable series;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	provide for the assumption by our successor, if any, of our obligations to holders of any outstanding notes of any series in compliance with the provisions of the indenture;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder of notes in any material respect.

We may issue separate series of notes under the base indenture in the future without the consent of the holders of any other series and in such event may modify the indenture with respect to such separate series in accordance with its terms.

Other amendments and modifications of the indenture or the notes may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of each series affected by the amendment or modification (voting together as a single class), and our compliance with any provision of the indenture with respect to any series of notes may be waived by written notice to us and the trustee by the holders of a majority of the aggregate principal amount of the outstanding notes of each series affected by the waiver (voting together as a single class). However, no modification or amendment may, without the consent of the holder of each outstanding note affected:

•	reduce the principal amount, extend the fixed maturity, or alter or waive the redemption provisions of the notes;

•	impair the right of any holder of the notes to receive payment of principal of or premium or interest on the notes (including upon redemption) on and after the due dates for such principal, premium or interest;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of notes of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the notes;

•	waive a payment default with respect to the notes or any future guarantor of a series of notes;

•	reduce the interest rate or extend the time for payment of interest on the notes; or

•	adversely affect the ranking of the notes of any series.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

General

The notes will be issued in registered, global form, in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. Initially, the notes of each series will be represented by one or more permanent global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “—Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (“indirect participants”).

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participants, and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

•	ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as depositary for Clearstream Banking, S.A., operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days; or

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer to an account within the United States or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent electronically, sent by overnight delivery or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

Wells Fargo Bank, National Association, as successor trustee, is the trustee under the base indenture and will be calculation agent for the floating rate notes. The trustee’s current address is 333 S. Grand Avenue, Fifth Floor, Suite 5A, Los Angeles, California 90071. With respect to presentation at maturity, registration of transfer or exchange, redemption or otherwise, such address shall be 600 South 4th Street, Minneapolis, MN 55415, Attentions: Bondholder Communications. The trustee is one of a number of banks with which we maintain ordinary banking relationships.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors that purchase notes for cash at the time of original issuance at their “issue price” (generally the first price at which a substantial amount of the notes are sold for money to the public, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and applies only to beneficial owners that hold the notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).

The term “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes). For the purposes of this summary, U.S. Holders and Non-U.S. Holders are referred to collectively as “holders.”

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership and partners in such partnerships are urged to consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, and local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. In such case, interest on a note will generally be treated as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of accounting for tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is more than a de minimis amount (as set forth in the Code), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be treated as ordinary interest income to the extent such interest has not been previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes will generally be long-term capital gain or loss if, at the time of the sale, exchange, redemption, or other taxable disposition, the U.S. Holder’s holding period in the notes exceeds one year. For non- corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their own tax advisors regarding the deductibility of capital losses in light of their particular circumstances.

Medicare Tax

U.S. Holders who are individuals, estates or certain trusts are subject to an additional 3.8% Medicare tax on the lesser of (a) the U.S. person’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (b) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income will generally include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or an applicable successor form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder will generally be subject to information reporting requirements, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes as long as that interest is not “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and:

•	the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and

•	either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form that it is not a “U.S. person” (as defined in the Code), and provides its name, address and certain other required information or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder or an intermediate financial institution and furnishes to us or the applicable paying agent a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes (except as described below with respect to effectively connected income). A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us or the applicable paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form claiming the reduction or exemption and the Non- U.S. Holder complies with any other applicable procedures.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Generally, subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will generally be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax in the manner described below under “—Effectively Connected Income”; or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and certain other conditions are met, in which case the

Non- U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower treaty rate applies) on the amount by which its U.S. source capital gains exceed its U.S. source capital losses.

Effectively Connected Income

If interest or gain recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), then the Non-U.S. Holder will be exempt from the withholding tax on interest if the Non-U.S. Holder provides us or the applicable paying agent with a properly completed and executed IRS Form W-8ECI or an applicable successor form, but the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest or gain as if it were a “United States person” (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, it may be subject to an additional branch profits tax currently at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

Backup Withholding and Information Reporting

Under current U.S. Treasury regulations, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the amount of tax withheld, if any, from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting will generally not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a “United States person” (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and it satisfies certain other conditions, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S.

entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities and annually report certain information about such accounts, and may be required to withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An applicable intergovernmental agreement regarding FATCA between the U.S. Treasury and a non-U.S. entity’s jurisdiction may modify the general rules described above.

The withholding provisions described above will generally not apply to payments of gross proceeds from a sale or other disposition of notes until on or after January 1, 2019. Holders should consult their tax advisors regarding FATCA and the U.S. Treasury regulations thereunder.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement between Intel Corporation and the several underwriters named below, the underwriters have severally agreed to purchase, and Intel Corporation has agreed to sell to them, severally, the principal amount of notes of each series set forth opposite its name below:

Underwriters	2020 Floating Rate Notes	2022 Floating Rate Notes	2020 Fixed Rate Notes	2022 Fixed Rate Notes	2024 Fixed Rate Notes	2027 Fixed Rate Notes	2047 Fixed Rate Notes
J.P. Morgan Securities LLC	$315,000,000	$360,000,000	$450,000,000	$337,500,000	$562,250,000	$450,000,000	$450,000,000
Morgan Stanley & Co. LLC	315,000,000	360,000,000	450,000,000	337,500,000	562,250,000	450,000,000	450,000,000
Citigroup Global Markets Inc.	56,000,000	64,000,000	80,000,000	60,000,000	100,000,000	80,000,000	80,000,000
Blaylock Van, LLC	7,000,000	8,000,000	10,000,000	7,500,000	12,500,000	10,000,000	10,000,000
Samuel A. Ramirez & Company, Inc.	7,000,000	8,000,000	10,000,000	7,500,000	12,500,000	10,000,000	10,000,000

Total	$700,000,000	$800,000,000	$1,000,000,000	$750,000,000	$1,250,000,000	$1,000,000,000	$1,000,000,000

The underwriters are offering the notes subject to their receipt and acceptance of the notes from us, to their right to reject any order in whole or in part and to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes of each series directly to the public at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer part of the 2020 floating rate notes to certain dealers at a price that represents a concession not in excess of 0.06% of the principal amount of the 2020 floating rate notes, part of the 2022 floating rate notes to certain dealers at a price that represents a concession not in excess of 0.07% of the principal amount of the 2022 floating rate notes, part of the 2020 fixed rate notes at a price that represents a concession not in excess of 0.06% of the principal amount of the 2020 fixed rate notes, part of the 2022 fixed rate notes to certain dealers at a price that represents a concession not in excess of 0.07% of the principal amount of the 2022 fixed rate notes, part of the 2024 fixed rate notes to certain dealers at a price that represents a concession not in excess of 0.08% of the principal amount of the 2024 fixed rate notes, part of the 2027 fixed rate notes to certain dealers at a price that represents a concession not in excess of 0.10% of the principal amount of the 2027 fixed rate notes and part of the 2047 fixed rate notes to certain dealers at a price that represents a concession not in excess of 0.25% of the principal amount of the 2047 fixed rate notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.03% of the principal amount of the 2020 floating rate notes, 0.035% of the principal amount of the 2022 floating rate notes, 0.03% of the principal amount of the 2020 fixed rate notes, 0.035% of the principal amount of the 2022 fixed rate notes, 0.04% of the principal amount of the 2024 fixed rate notes, 0.025% of the principal amount of the 2027 fixed rate notes, and 0.20% of the principal amount of the 2047 fixed rate notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.

Commissions and Discounts

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid By Us
Per 2020 floating rate note	0.10%
Per 2022 floating rate note	0.12%
Per 2020 fixed rate note	0.10%
Per 2022 fixed rate note	0.12%
Per 2024 fixed rate note	0.15%
Per 2027 fixed rate note	0.20%
Per 2047 fixed rate note	0.40%
Total	$11,435,000

We estimate that our out-of-pocket expenses in connection with this offering, other than underwriting discounts, will be approximately $4.80 million. The underwriters have agreed to reimburse us for up to $3.96 million of our out of pocket expenses associated with the offering.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

New Issue of Notes

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. If any of the underwriters or their respective affiliates has a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters or their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by us;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter represents, warrants and agrees that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act. Each underwriter has agreed that it has not, directly or indirectly, offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Each underwriter acknowledges that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter represents, warrants and agrees that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”); (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Canada

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of those rights or consult with a legal advisor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell  LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2016, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

INTEL CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

GUARANTEES

UNITS

We or selling securityholders may, from time to time, offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on The NASDAQ Global Select Market® under the symbol “INTC.”

Investing in our securities involves a high degree of risk. See “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 28, 2015

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus, from time to time.

The types of securities that we may offer and sell, from time to time, pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.

Each time we sell securities pursuant to this prospectus, we will describe, in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

THE COMPANY

We design and manufacture advanced integrated digital technology platforms. A platform consists of a microprocessor and chipset, and may be enhanced by additional hardware, software, and services. We sell these platforms primarily to original equipment manufacturers (OEMs), original design manufacturers (ODMs), and industrial and communications equipment manufacturers in the computing and communications industries. Our platforms are used to deliver a wide range of computing experiences in notebooks (including Ultrabook™ devices), 2 in 1 systems, desktops, servers, tablets, smartphones, and the Internet of Things (including wearables, transportation systems, and retail devices). We also develop and sell software and services primarily focused on security and technology integration.

We were incorporated in California in 1968 and reincorporated in Delaware in 1989. Our principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California 95054-1549, (408) 765-8080, and our Internet website address is www.intel.com. Information on or accessible through our Internet website is not a part of this prospectus.

Intel, the Intel logo, Intel Core, Intel Atom, Intel Inside, the Intel Inside logo, Iris, Intel RealSense, Intel vPro, Xeon, Intel Xeon Phi, Celeron, Itanium, Pentium, Quark and Ultrabook are trademarks of Intel Corporation in the U.S. and/or other countries. All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective holders.

When used in this prospectus, the terms “the Company,” “Intel,” “issuer,” “we,” “our,” and “us” refer to Intel Corporation and its consolidated subsidiaries, unless otherwise specified.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine Months Ended		Years Ended
	September 26, 2015	September 27, 2014	Dec 27, 2014	Dec 28, 2013	Dec 29, 2012	Dec 31, 2011	Dec 25, 2010
Ratio of earnings to fixed charges	24x	31x	33x	25x	42x	80x	90x

The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes payable plus fixed charges by (ii) fixed charges. Our fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor and interest expense on indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the indenture under which the debt securities are to be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold by us will be set forth in a prospectus supplement relating to such debt securities. For purposes of this description of debt securities, references to “the Company,” “Intel,” “we,” “our,” and “us” refer only to Intel Corporation and not to its subsidiaries.

The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt or subordinated debt as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under either an indenture dated as of March 29, 2006 between us and Wells Fargo Bank, National Association, as Successor Trustee to Citibank, N.A., that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted, from time to time, including the First Supplemental Indenture dated as of December 3, 2007 between us and Wells Fargo Bank, National Association, as Successor Trustee to Citibank, N.A. The following summary of certain provisions of that indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto: (i) the title and series of such debt securities, including CUSIP numbers; (ii) any limit upon the aggregate principal amount of such debt securities of such title or series; (iii) whether such debt securities will be in global or other form; (iv) the date(s) and method(s) by which principal and any premium on such debt securities is payable; (v) interest rate or rates (or method by which such rate will be determined), if any; (vi) the dates on which any such interest will be payable and the method of payment; (vii) whether and under what circumstances any additional amounts are payable with respect to such debt securities; (viii) the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security; (ix) the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months; (x) the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable; (xi) any redemption or sinking fund provisions; (xii) the denominations of such debt securities; (xiii) any rights of the holders of such debt securities to convert the debt securities into other securities or property; (xiv) the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars; (xv) the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods; (xvi) if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (xvii) any events of default or covenants in addition to or in lieu of those described herein and remedies therefor; (xviii) whether such debt securities will be subject to defeasance or covenant defeasance; (xix) the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants; (xx) any trustees other than Wells Fargo Bank, National Association, and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities; (xxi) the terms, if any, on which such debt securities will be subordinate to other debt of the Company; and (xxii) any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “—Consolidation, Merger and Sale of Assets.” The Company’s certificate of incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock” below.

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such other amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities issued under such indenture that are affected by the supplemental indenture, voting as a single class; provided that no such supplemental indenture may, without the consent of the holder of each such debt security affected thereby, among other things: (a) change the stated maturity of the principal of, or any premium, interest or additional amounts on, such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair or affect the right of any holder of debt securities to institute suit for the payment thereof or, if such debt securities provide therefor, any right of repayment at the option of the holder, (b) reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting; (c) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby; or (d) make any change that adversely affects the right to convert or exchange any security into or for common stock or other securities, cash or other property in accordance with the terms of the applicable debt security.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes: (1) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder; (2) to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the Indenture; (3) to establish the form and terms of debt securities issued thereunder; (4) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee; (5) to cure any ambiguity, to correct or supplement any provision in the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture which shall not adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect; (6) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture; (7) to add any additional events of default with respect to all or any series of debt securities; (8) to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect; (9) to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series; (10) to amend or supplement any provision contained in such indenture or any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of any debt securities then outstanding; or (11) to qualify such indenture under the Trust Indenture Act of 1939.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder: (a) default in the payment of principal (or premium, if any) or any additional amounts with respect to such principal or premium on any series of the debt securities outstanding under the indenture when due; (b) default in the payment of any interest or any additional amounts with respect to such interest on any series of the debt securities outstanding under the indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series; (d) failure to perform any other covenant or warranty of the Company contained in such indenture or such debt securities continued for 90 days after written notice; (e) certain events of bankruptcy, insolvency or reorganization of the Company; and (f) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities. In case an event of default other than a default specified in clause (e) above shall occur and be continuing with respect to any series of such debt securities, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a class), except in each case a failure to pay principal of or premium, interest or additional amounts, if any, on such debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.

The indenture contains a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under such indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the applicable indenture will be subject to certain conditions precedent including, without limitation, that the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding under such indenture make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any person unless the successor person is a corporation organized under the laws of the United States and assumes the Company’s obligations on the debt securities issued thereunder, and under such indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Existence.    Except as permitted under “—Consolidation, Merger and Sale of Assets,” the indenture requires the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by certificate of incorporation, bylaws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its board of directors determines that the preservation thereof is no longer desirable in the conduct of its business.

Calculation of Original Issue Discount.    The Company shall file with the trustee promptly at the end of each calendar year a written notice specifying the amount of original issue discount accrued on outstanding securities at the end of such year and any other specific information as may then be relevant under the Internal Revenue Code of 1986, as amended.

Additional Covenants.    Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (i) the debt securities are redeemable at the option of the Company, (ii) the holder of debt securities may cause the Company to repurchase such debt securities or (iii) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

The Company or any affiliate of the Company may at any time or, from time to time, repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to each series of debt securities issued thereunder, that the Company may terminate its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if: (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the applicable trustee for cancellation and the Company has paid all sums payable by it under the indenture or (ii) (A) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee), without consideration of any reinvestment, to pay principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such indenture, and (C) the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with. With respect to the foregoing clause (i), only the Company’s obligations to compensate and indemnify the applicable trustee under the indenture shall survive. With respect to the foregoing clause (ii) only the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. Thereafter, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

The indenture provides that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series and (ii) may omit to comply with any term, provision, covenant or condition of such indenture, and such omission shall be deemed not to be an event of default under clause (d) of the first paragraph of “—Events of Default” with respect to the outstanding debt securities of such series; provided that the following conditions shall have been satisfied: (A) the Company has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the applicable trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (C) no default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Company shall have delivered to such trustee an opinion of counsel that (1) the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (2) the holders of the debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and (E) the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with. Subsequent to a legal defeasance under clause (i) above, the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. After such debt securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

Applicable Law

The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, Wells Fargo Bank, National Association, is the trustee under the indenture.

DESCRIPTION OF CAPITAL STOCK

General

Common Stock

Under Intel’s third restated certificate of incorporation (the “certificate of incorporation”), Intel is authorized to issue up to ten billion shares of common stock. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of Intel. Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of Intel. The holders of common stock are entitled to receive dividends, if any, as and when declared, from time to time, by the board of directors of Intel out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of Intel, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of Intel available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable. As of October 16, 2015, there were approximately 4,719 million shares of common stock issued and outstanding.

Preferred Stock

Under the certificate of incorporation, Intel is authorized to issue up to 50 million shares of preferred stock. The preferred stock may be issued in one or more series, and the board of directors of Intel is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of October 28, 2015, there were no shares of preferred stock issued and outstanding.

No action by stockholder consent

Intel’s certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of stockholders of Intel from being taken by the written consent of stockholders without a meeting. This provision may be altered, amended or repealed only if the holders of 66 2/3% or more of voting stock vote in favor of such action.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

•	through a combination of any such methods of sale;

•	through any other methods described in a prospectus supplement

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on The NASDAQ Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 27, 2014, as revised by the Current Report on Form 8-K filed with the SEC on June 5, 2015, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE TAKE NO RESPONSIBILITY AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition. You should not assume that the information provided in this prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Intel SEC Filings (File No. 000-06217)	Period
Annual report on Form 10-K (including the portions of our proxy statement for our 2015 annual meeting of stockholders incorporated by reference therein)	Year ended December 27, 2014, as revised by the Current Report on Form 8-K filed with the SEC on June 5, 2015
Current report on Form 10-Q	Three months ended March 28, 2015, June 27, 2015 and September 26, 2015
Current reports on Form 8-K	Filed on May 27, 2015, June 1, 2015 (only with respect to Item 1.01), June 5, 2015, July 2, 2015 (only with respect to Item 5.02), July 29, 2015 and August 11, 2015.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the applicable securities under this prospectus. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are only incorporating certain portions of our annual proxy statement for our 2015 annual meeting of stockholders as described above and are not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, we may file with the SEC, unless otherwise specified in such current report or in such form or in a particular prospectus supplement.

You may obtain copies of any of these filings through Intel as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Intel Corporation

2200 Mission College Blvd., M/S RNB4-151

Santa Clara, CA 95054

Attn: Corporate Secretary

(800) 628-8686

www.intel.com

THE INFORMATION CONTAINED ON OR ACCESSIBLE THROUGH OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

$6,500,000,000

Intel Corporation

$700,000,000 Floating Rate Senior Notes due 2020

$800,000,000 Floating Rate Senior Notes due 2022

$1,000,000,000 1.850% Senior Notes due 2020

$750,000,000 2.350% Senior Notes due 2022

$1,250,000,000 2.875% Senior Notes due 2024

$1,000,000,000 3.150% Senior Notes due 2027

$1,000,000,000 4.100% Senior Notes due 2047

Prospectus Supplement

May 8, 2017

Joint Book-Running Managers

J.P. Morgan

Morgan Stanley

Citigroup

Co-Managers

Blaylock Van, LLC

Ramirez & Co., Inc.